Exhibit 99.1

Press Release

Media Contact Robin Pence 703 682 6552

Investor Contact Ahmed Pasha 703 682 6451

AES Reports Second Quarter and Year-to-Date 2008 Results;
Increases Full Year Adjusted EPS Guidance to $1.16

ARLINGTON, VA, August 8, 2008 – The AES Corporation (NYSE:AES) today reported solid results for the second quarter ended June 30, 2008.

	Second Quarter 2008	Year-to-Date June 2008
Revenue	$4.1 billion	$8.3 billion
Gross Margin	$1.0 billion	$2.1 billion
EPS from Continuing Operations	$1.31	$1.65
Adjusted EPS (a non-GAAP financial measure)	$0.17	$0.56
Consolidated Operating Free Cash Flow	$320 million	$791 million
Consolidated Free Cash Flow (a non-GAAP financial measure)	$135 million	$427 million

“Our year-to-date results are ahead of expectations and we are increasing our full year earnings guidance accordingly.  Guidance for free cash flow will come in at the lower end of our range due to higher fuel and energy costs, which are mostly recoverable,” said Paul Hanrahan, AES President and Chief Executive Officer.  “We continue to make good progress on the growth front.  This past quarter we achieved simple cycle operation on our 370 MW plant in Jordan and began construction on four power plants with a total capacity of 953 MW.  We also acquired a stake in a 49.5 MW wind project in China.  And our Climate Solutions group achieved a notable milestone by registering its first methane recovery project in Malaysia with the UN, a major step in creating Certified Emission Reductions (CERs).”

The Company also disclosed that the Board of Directors has authorized up to $400 million of share repurchases of its outstanding common stock.

Second Quarter 2008 Financial Highlights:

•                  Consolidated Net Revenues of $4.1 billion

•                  Consolidated Gross Margin of $1.0 billion

•                  Earnings Per Share (EPS) from Continuing Operations of $1.31, including net gain on sale of Northern Kazakhstan businesses

•                  Net Income of $903 million, or $1.31 per share

•                  Adjusted EPS from Continuing Operations (a non-GAAP financial measure) of $0.17, including $0.08 of foreign currency transaction losses primarily in Chile and the Philippines, as well as $0.02 of one-time tax expense related to the repatriation of a portion of the Kazakhstan sale proceeds

•                  Consolidated Operating Cash Flow and Free Cash Flow of $320 million and $135 million, respectively

Year-to-Date 2008 Financial Highlights:

•                  Consolidated Net Revenues of $8.3 billion

•                  Consolidated Gross Margin of $2.1 billion

•                  Earnings Per Share (EPS) from Continuing Operations of $1.65

•                  Net Income of $1.1 billion or $1.65 per share

•                  Adjusted EPS from Continuing Operations (a non-GAAP financial measure) of $0.56, including $0.05 of foreign currency transaction losses primarily in the Philippines and Chile, as well as $0.02 of one-time tax expense related to the repatriation of a portion of the Kazakhstan sale proceeds

•                  Consolidated Operating Cash Flow and Free Cash Flow of $791 million and $427 million, respectively

Second Quarter Highlights and Recent Developments:

•                  Completed sale of its Northern Kazakhstan businesses for total consideration of up to approximately $1.48 billion

•                  Raised $665 million of non-recourse debt to complete the $1 billion acquisition of the 660 MW (gross) Masinloc coal-fired generation facility in the Philippines

•                  Began construction of four projects in Chile, Cameroon and the United Kingdom, with combined gross capacity of 953 MW

•                  Commenced simple cycle operation for the Amman East facility in Jordan, a 370 MW natural gas-fired project expected to achieve full combined-cycle operation in first half of 2009

•                  Acquired a 49% ownership interest in the 49.5 MW Guohua Hulunbeier wind project in Inner Mongolia, China

•                  As a result of a financial restructuring, assumed 100% ownership of AgCert International plc, an Irish company which currently produces approximately 1.4 million tonnes per year of Certified Emission Reductions (CERs)

•                  Registered the Company’s first greenfield Climate Solutions methane recovery project in Malaysia

•                  Amended certain restrictive covenants in senior secured credit agreement and second priority senior notes to provide additional financial flexibility

•                  Raised $78 million in tax-equity financing related to 67 MW Mountain View I & II wind generation facilities acquired in first quarter

Second Quarter 2008 in Review

During the second quarter 2008, the Company benefited from higher demand in Latin America, as well as higher pricing in Europe and Latin American generation businesses, offset in part by planned outages at North American generation businesses, the July 2007 tariff reset at Eletropaulo, one of our utilities in Brazil, and increased corporate overhead costs related primarily to SAP implementation worldwide.

Revenue

During the quarter, revenues increased period over period by $806 million, or 24%, to $4.1 billion.  The increase in revenues reflects higher prices across all regions and increased volume in Latin America of approximately $490 million, as well as favorable foreign currency translation of approximately $305 million.

Gross Margin

Gross margin increased period over period by $125 million, or 14%, to $1.0 billion.  Gross margin benefited $279 million from several factors including:  (i) a mark-to-market derivative gain on a coal supply agreement at the Company’s subsidiary in Hawaii of approximately $110 million; (ii) a combination of higher volumes at the Latin American businesses and higher prices at the European businesses of approximately $94 million and (iii) favorable foreign currency translation of approximately $75 million.  These gains were offset in part by $147 million of reductions attributable to: (i) the July 2007 tariff reset at Eletropaulo, of approximately $74 million; (ii) planned outages at Eastern Energy in New York and Ironwood in Pennsylvania of approximately $25 million; (iii) higher fixed costs at Eletropaulo and Sonel, our integrated utility in Cameroon, of approximately $33 million; and (iv) higher fuel prices at our generation facilities in Pakistan and China of approximately $11 million.

Income from Continuing Operations & Net Income

Second quarter income from continuing operations was $903 million, or $1.31 per diluted share, versus $286 million, or $0.42 per diluted share, in second quarter 2007.  The 2008 results include net adjustments of $1.14 including: (i) gain from sale of Northern Kazakhstan businesses of $908 million, or $1.31; (ii) additional tax expense of $131 million, or $0.19, related to the repatriation of a portion of the Kazakhstan sale proceeds that were used to fund the early retirement of corporate debt; (iii) net mark-to-market derivative gains of $89 million or $0.08 at our North America subsidiaries, primarily related to a coal supply agreement at the Company’s subsidiary in Hawaii; and

(iv) one-time losses related to debt restructuring charges of $69 million or $0.06.  The 2007 results include a gain of approximately $0.15 related to the acquisition of a leasehold interest in the Eastern Energy business in New York and the recovery of certain tax assets in Latin America.

Second quarter net income was $903 million, or $1.31 per diluted share, as compared to $254 million or $0.37 per diluted share reported for the second quarter 2007.  The 2007 result included a $0.05 charge associated with EDC, a Venezuelan subsidiary placed into discontinued operations in first quarter 2007 and later sold in May 2007.

Adjusted earnings per diluted share (a non-GAAP financial measure) was $0.17 in second quarter 2008 versus $0.41 in second quarter 2007.  The second quarter 2008 result includes $0.08 of foreign currency transaction losses primarily in Chile and the Philippines.

Cash Flow

Second quarter 2008 net cash flow from operating activities was $320 million as compared to $514 million in second quarter 2007.  Excluding an $18 million contribution from EDC, a business sold in May 2007 but which is included in the consolidated statement of cash flows for second quarter 2007, net cash from operating activities would have decreased by approximately $176 million.

The period over period change in cash flow from operating activities in second quarter 2008 primarily reflects planned outages at its North America generation businesses,  previously announced tariff resets and an increase in regulatory assets primarily comprised of recoverable purchased energy costs at its Latin America utilities, higher fuel costs in Asia, and additional interest associated with higher average Parent  debt balances, offset in part by improved net working capital as a result of improved margin performance at its Latin America generation businesses.

Second quarter 2008 free cash flow (a non-GAAP financial measure) was $135 million as compared to $207 million in second quarter 2007.  Excluding any contribution from EDC, free cash flow (a non-GAAP financial measure) would have decreased by approximately $67 million.

Free cash flow in second quarter 2008 reflects the decrease in cash flow from operating activities offset in part by a decrease in maintenance capital expenditures.

Year-to-Date 2008 in Review

During the first six months of 2008, the Company benefited from improved operations at the Company’s generation businesses in the Southern Cone region of Latin America and its generation businesses in Europe, offset in part by planned outages at North America businesses, previously announced tariff adjustments at its utility operations in Latin America and North America and increased corporate overhead costs related primarily to ERP implementation worldwide.

Revenue

During the first half of 2008, revenues increased period over period by $1.8 billion, or 28%, to $8.3 billion.  The increase in revenues reflects higher prices at our generation businesses across all regions and increased volume in Latin America of approximately $1.1 billion, as well as favorable foreign currency translation of approximately $620 million.

Gross Margin

Gross margin increased period over period by $322 million, or 18%, to $2.1 billion.  Gross margin benefited $668 million from several factors including:  (i) increased volume in Latin America and higher pricing at our European generation businesses of approximately $403 million; (ii) favorable foreign currency translation of approximately $155 million; and (iii) a $110 million mark-to-market derivative gain on a coal supply agreement at the Company’s subsidiary in Hawaii.  These gains were offset in part by the July 2007 tariff reduction at Eletropaulo of approximately $165 million, higher fixed costs at Eletropaulo and Sonel of approximately $45 million, a charge of $32 million related to the establishment of a regulatory reserve for credits to customers at its Indianapolis Power and Light (IPL) subsidiary, and planned outages at Eastern Energy and Ironwood of approximately $29 million.

Income from Continuing Operations & Net Income

Year-to-date income from continuing operations was approximately $1.1 billion, or $1.65 per diluted share, versus $399 million, or $0.59 per diluted share, during the same period in 2007.  The 2008 results include net adjustments of $1.09 per diluted share including: (i) gain from sale of Northern Kazakhstan businesses of $908 million or $1.31 per diluted share; (ii) tax expense of $131 million or $0.19 per diluted share related to the repatriation of a portion of the Kazakhstan sale proceeds that were used to fund the early retirement of corporate debt; (iii) net mark-to-market derivative gains of $82 million or $0.08 per diluted share at our North America subsidiaries, primarily related to a coal supply agreement at the Company’s subsidiary in Hawaii; (iv) a one-time loss related to debt restructuring charges of $69 million or $0.06 per diluted share; and (v) impairment charges of $54 million or $0.05 per diluted share.  The 2007 result includes a gain of approximately $0.15 per diluted share related to the acquisition of a leasehold interest in the Eastern Energy business in New York and the recovery of certain tax assets in Latin America, as well as impairment charges of $40 million or $0.06 per diluted share.

Year-to-date net income was approximately $1.1 billion, or $1.65 per diluted share, as compared to a loss of $207 million or ($0.31) per diluted share reported for the same period in 2007.  The 2007 loss was primarily driven by the sale of EDC, which resulted in a non-cash, after-tax charge of $676 million or $1.00 per diluted share.

Adjusted earnings per share (a non-GAAP financial measure) was $0.56 in the first six months of 2008 versus $0.66 in the same period of 2007.  First half 2008 adjusted earnings per diluted share includes $0.08 of foreign currency transaction losses primarily in the Philippines and Chile.

Cash Flow

Net cash flow from operating activities during the first six months of 2008 was $791 million as compared to $1.1 billion for the same period in 2007.  Excluding $151 million contribution from EDC, net cash from operating activities would have decreased by approximately $172 million.

The period over period change in cash flow from operating activities in the first six months of 2008 primarily reflects the sale of EDC in May 2007 combined with the impact of previously announced tariff resets and an increase in regulatory assets primarily comprised of recoverable purchased energy costs at its Latin America utilities, net working capital increases at its Asia generation businesses due to an increase in first quarter receivables at its Pakistan facilities, and additional interest associated with higher average corporate debt balances, offset in part by improved margin performance at its Latin America generation businesses.

Free cash flow (a non-GAAP financial measure) during the first six months of 2008 was $427 million as compared to $603 million for the same period in 2007.  Excluding any contribution from EDC, free cash flow (a non-GAAP financial measure) would have decreased by approximately $69 million.

Free cash flow in the first six months of 2008 reflects lower cash flow from operating activities offset in part by a decrease in maintenance capital expenditures.

2008 Outlook

On the basis of strong performance in the first half of the year, combined with a positive outlook regarding the next two quarters, the Company increased guidance for full-year 2008 adjusted earnings per diluted share (EPS) by $0.02 to $1.16.

The Company also updated its full-year 2008 cash flow guidance, reflecting its year-to-date performance and outlook for the remainder of the year.  The revised 2008 estimates for cash flow from operating activities and free cash flow (a non-GAAP financial measure) are $2.2 billion and $1.4 billion, respectively.  This compares to the previous guidance issued in March 2008 of $2.3 to 2.4 billion for cash flow from operating activities and $1.4 to 1.6 billion for free cash flow (a non-GAAP financial measure).

A summary of the revised 2008 guidance elements is provided in the Appendix.

Stock Buyback Authorization

AES’s Board of Directors has authorized share repurchases of up to $400 million of its outstanding common stock.  The Board authorization permits the Company to effect the repurchases from time to time for the next six months through a variety of methods, including open market repurchases and/or privately negotiated transactions.  There can be no assurance as to the amount, timing or prices of repurchases, which may vary based on market conditions and other factors.  The authorization may be modified, extended or terminated by the Board of Directors at any time.

APPENDIX

Second Quarter 2008 Segment Highlights

•                  Latin America Generation revenue increased by $358 million to $1.2 billion, primarily due to higher contract and spot prices at Gener in Chile of approximately $151 million, higher volumes, contract and spot prices at our businesses in Argentina of approximately $94 million, favorable foreign currency translation of approximately $52 million in Brazil, higher spot prices and volume at our businesses in the Dominican Republic of approximately $38 million and higher spot prices at our Panama businesses of approximately $20 million. Gross margin increased by $121 million to $319 million, primarily due to higher volume and spot prices at our businesses in Argentina of approximately $47 million and lower fixed costs of approximately $36 million at Tiete in Brazil due to a regulatory change in 2007 requiring pass-through to transmission companies in the second quarter of 2007 of cumulative charges associated with the use of their equipment in prior periods.  In addition, gross margin increased due to foreign currency translation of approximately $29 million, higher spot prices at our businesses in the Dominican Republic of approximately $19 million and higher volume of approximately $17 million at Tiete, offset in part by lower volumes and increased purchased electricity costs at Gener of approximately $32 million.

•                  Latin America Utilities revenue increased by $257 million to $1.6 billion, primarily due to approximately $231 million in favorable foreign currency translation and increased volume of approximately $29 million at Eletropaulo and Sul in Brazil.  Gross margin decreased by $36 million to $268 million, primarily due to decreased rates at Eletropaulo of $74 million as a result of the July 2007 tariff reset combined with an increase in fixed costs at Eletropaulo arising from higher labor contingencies and provision for bad debts of approximately $20 million and a sales tax refund received by Eletropaulo in the second quarter of 2007 of approximately $17 million, offset in part by favorable foreign currency translation in Brazil of $41 million and higher volume at Eletropaulo of approximately $33 million.

•                  North America Generation revenue decreased by $12 million to $539 million, primarily due to a $30 million variance in the mark-to-market derivative adjustment at Deepwater in Texas and lower volume in New York due to outages and lower market capacity factors of approximately $11 million, partially offset by higher revenue at Merida in Mexico due to the pass-through of higher fuel costs of $17 million and higher volume at TEG TEP in Mexico of approximately $11 million.  Gross margin increased by $55 million to $242 million, primarily due to a $110 million mark-to-market derivative gain on a coal supply agreement at Hawaii, offset in part by a $30 million variance in the mark-to-market derivative adjustment at Deepwater and lower volumes primarily due to scheduled outages at Eastern Energy in New York and Ironwood in Pennsylvania of $25 million.

•                  North America Utilities revenue increased by $9 million to $267 million, due primarily to an increase in rate adjustments at Indianapolis Power & Light (IPL) in Indiana related to recoverable environmental investments of $13 million and the pass-through of higher fuel and purchased power expenses of $10 million, offset in part by $11 million of lower retail volumes due to unfavorable weather and $2 million of lower wholesale revenue primarily due to higher scheduled outage activity.  Gross margin decreased by $18 million to $60 million primarily due to higher labor and benefit costs of $4 million, higher maintenance expenses of $3 million primarily due to storms and outages, and lower retail margin of $6 million.

•                  Europe & Africa Generation revenue increased by $68 million to $283 million, primarily due to an increase in capacity income, higher fuel pass-through revenues and higher volume at Kilroot in Northern Ireland of approximately $30 million, favorable foreign currency translation of approximately $17 million and higher rates of approximately $11 million at our businesses in Hungary and an increase in volume and prices of approximately $5 million at our businesses in Kazakhstan. Gross margin increased by $26 million to $69 million, primarily due to higher rates in Kazakhstan of approximately $13 million, higher rates and volume in Hungary of approximately $11 million and an increase in capacity income at Kilroot of approximately $9 million, offset in part by an increase in fixed costs across the region of approximately $9 million.

•                  Europe & Africa Utilities revenue increased by $38 million to $195 million, primarily due to increased tariff rates of approximately $17 million at our businesses in Ukraine, favorable foreign currency translation of $14 million and higher volume of $8 million at Sonel in Cameroon.  Gross margin decreased by $1 million to $20 million, primarily due to increased fixed costs at Sonel of approximately $14 million offset in part by higher volume at Sonel of approximately $12 million and higher rates of approximately $7 million in the Ukraine.

•                  Asia Generation revenue increased by $70 million to $321 million, primarily due to higher rates at both Pak Gen and Lal Pir in Pakistan of approximately $35 million and $27 million respectively, combined with the addition of Masinloc in the Philippines of approximately $36 million, offset in part by lower volumes at Kelanitissa in Sri Lanka of approximately $15 million due to a decrease in demand from the off-taker and lower volume at Lal Pir and Pak Gen of approximately $5 million each due to reduced dispatch compared to prior year.  Gross margin decreased by $21 million to $39 million, primarily due to higher fuel costs at Lal Pir, Pak Gen and Chigen in China of approximately $11 million, combined with impact associated with unplanned outages of $3 million at Ras Laffan in Qatar.

Year-to-Date 2008 Segment Highlights

•                  Latin America Generation revenue increased by $826 million to $2.4 billion, primarily due to higher volume, contract and spot prices at Gener in Chile and at our businesses in Argentina of approximately $576 million, favorable foreign currency translation of approximately $103 million, higher spot prices and volume at our businesses in the Dominican Republic of approximately $62 million, higher spot prices and volume at our businesses in Panama of approximately $34 million and higher volume at Tiete in Brazil of approximately $33 million.  Gross margin increased by $271 million to $718 million, primarily due to higher volume, contract and spot prices at Gener and at our businesses in Argentina of approximately $134 million, favorable foreign currency translation of approximately $62 million, higher volume of approximately $33 million at Tiete in Brazil, higher spot prices at our businesses in the Dominican Republic of approximately $31 million and higher spot prices and volume at our businesses in Panama of approximately $28 million, and lower fixed costs of $27 million at Tiete due to a cumulative regulatory charge in 2007, offset in part by higher purchased energy prices at Uruguaiana in Brazil of approximately $39 million.

•                  Latin America Utilities revenue increased by $549 million to $3.0 billion, primarily due to approximately $463 million in favorable foreign currency translation in Brazil, as well as increased volumes at Eletropaulo and Sul in Brazil of approximately $124 million and $21 million, respectively.  This increase was offset in part by an overall decrease in rates across the region of approximately $61 million primarily due to the impact of the July 2007 tariff reset at Eletropaulo of $39 million.  Gross margin decreased by $24 million to $493 million, primarily due to reduced tariff rates at Eletropaulo of $165 million, increased fixed costs at Eletropaulo due to higher labor contingencies and provision for bad debts of approximately $21 million, lower rates at our El Salvador businesses of approximately $17 million due to the January 2008 tariff reset and a sales tax refund received by Eletropaulo in the second quarter 2007 of approximately $17 million, offset in part by higher volumes at Eletropaulo in Brazil of approximately $134 million and favorable foreign currency translation in Brazil of approximately $78 million.

•                  North America Generation revenue increased by $41 million to $1.1 billion, primarily due to higher volume of approximately $33 million at TEG TEP in Mexico combined with availability bonuses earned at Red Oak in New Jersey of $14 million, $14 million higher revenue at Thames in Connecticut due to lower forced outages and a revenue recognition adjustment, and net higher revenue at Merida in Mexico due primarily to the pass-through of higher fuel costs of $23 million and favorable foreign currency translation of $4 million, offset by a revenue adjustment.  These effects were partially offset by lower volume at Eastern Energy in New York primarily due to planned outages and lower market capacity factors of approximately $18 million and a change in the mark-to-market derivative adjustment at Deepwater in Texas of $18 million.  Gross margin increased by $74 million to $402 million, primarily due to a $110 million mark-to-market derivative gain on a coal supply agreement at Hawaii combined with  availability bonuses earned at Red Oak of $4 million, offset in part by lower volumes primarily due to a scheduled outage at Eastern Energy of approximately $23 million and a change in the mark-to-market derivative adjustment of $18 million and higher fuel costs of approximately $6 million at Deepwater.

•                  North America Utilities revenue decreased by $5 million to $516 million, primarily due to the establishment of a $32 million regulatory reserve in 2008 for credits to customers at IPL in Indiana and approximately $8 million of lower retail volumes due to unfavorable weather compared to prior year, offset in part by higher rate adjustments related to recoverable environmental investments of approximately $20 million and approximately $14 million of higher fuel and purchased expenses passed through to customers.  Gross margin decreased by $47 million to $112 million, primarily due to lower retail margin of $29 million mainly due to the customer credits, higher maintenance expense of $6 million mainly due to storms and outages, and higher labor and benefits costs of $5 million.

•                  Europe & Africa Generation revenue increased by $136 million to $603 million, primarily due to an increase in capacity income and energy payments at Kilroot in Northern Ireland of $51 million, favorable currency translation in Hungary and Kazakhstan of approximately $30 million, higher rates in Kazakhstan of approximately $24 million and a net increase in rate and volume of $18 million in Hungary.  Gross margin increased by $59 million to $191 million, primarily due to higher price and volume in Kazakhstan and Hungary of $53 million and an increase in capacity income at Kilroot of approximately $24 million, offset in part by increases in fixed costs across the region of approximately $19 million.

•                  Europe & Africa Utilities revenue increased by $75 million to $398 million, primarily due to increased tariff rates of approximately $37 million at our businesses in the Ukraine combined with favorable foreign currency translation of approximately $27 million and increased volume of approximately $9 million at Sonel in Cameroon.  Gross margin increased by $2 million to $44 million, primarily due to higher volume at Sonel of approximately $24 million attributable to improved hydrology and higher thermal capacity and due to increased tariff rates at our businesses in the Ukraine of approximately $12 million, offset in part by increases in fixed costs at Sonel and the Ukraine of approximately $25 million and $5 million, respectively.

•                  Asia Generation revenue increased by $205 million to $656 million, primarily due to higher rates driven by an increase in fuel prices at Pak Gen and Lal Pir in Pakistan of approximately $69 million and $60 million respectively, an increase in rates at Kelanitissa in Sri Lanka of approximately $27 million and contribution of approximately $36 million from Masinloc in the Philippines.  Gross margin decreased by $16 million to $91 million, primarily due to higher coal prices at Chigen in China of approximately $10 million and an increase in fuel prices at Lal Pir and Pak Gen of approximately $4 million and $2 million, respectively.

Non-GAAP Financial Measures

See Non-GAAP Financial Measures for definitions of adjusted earnings per share and free cash flow and reconciliations to the most comparable GAAP financial measure.

Attachments

Consolidated Statements of Operations, Segment Information, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information, 2008 Financial Guidance Elements.

Conference Call Information

AES will host a conference call on Friday, August 8, 2008 at 10:00 a.m. Eastern Daylight Time (EDT). Interested parties may listen to the teleconference by dialing 1-866-229-5768 at least ten minutes before the start of the call.  International callers should dial +1-973-200-3007.  The reservation number for this call is 59272429.  Internet access to the conference call and presentation materials will be available on the AES website at www.aes.com by selecting “Investor Information.”

A telephonic replay of the call will be available from approximately 1:00 p.m. EDT on Friday, August 8, 2008 through Friday, August 29, 2008.  Callers in the U.S. please dial

1-800-642-1687.  International callers should dial +1-706-645-9291.  The system will ask for a reservation number; please enter 59272429 followed by the pound key (#).  A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

About AES

AES is one of the world’s largest global power companies, with 2007 revenues of $13.6 billion. With operations in 29 countries on five continents, AES’s generation and distribution facilities have the capacity to serve 100 million people worldwide. Our 15 regulated utilities amass annual sales of over 78,000 GWh and our 123 generation facilities have the capacity to generate approximately 43,000 megawatts. Our global workforce of 28,000 people is committed to operational excellence and meeting the world’s growing power needs. To learn more about AES, please visit www.aes.com or contact AES media relations at media@aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance.  Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’s current expectations based on reasonable assumptions.  Forecasted financial information is based on certain material assumptions.  These assumptions include, but are not limited to, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’s 2007 Annual Report on Form 10-K.  Readers are encouraged to read AES’s filings to learn more about the risk factors associated with AES’s business.  AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2008	2007 (Restated)	2008	2007 (Restated)

Revenues	$4,146	$3,340	$8,250	$6,431
Cost of sales	(3,117)	(2,436)	(6,175)	(4,678)
GROSS MARGIN	1,029	904	2,075	1,753

General and administrative expenses	(98)	(89)	(197)	(168)
Interest expense	(469)	(412)	(904)	(836)
Interest income	132	136	249	237
Other expense	(85)	(15)	(110)	(55)
Other income	150	261	195	298
Gain on sale of investments	908	9	912	10
Impairment expense	(25)	—	(72)	—
Foreign currency transaction (losses) gains on net monetary position	(85)	(1)	(63)	2
Other non-operating expense	—	(6)	—	(45)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES, EQUITY IN EARNINGS OF AFFILIATES AND MINORITY INTEREST	1,457	787	2,085	1,196

Income tax expense	(317)	(275)	(557)	(450)
Net equity in earnings of affiliates	20	22	42	42
Minority interest	(257)	(248)	(433)	(389)

INCOME FROM CONTINUING OPERATIONS	903	286	1,137	399

Income from operations of discontinued businesses, net of tax	—	9	—	71
Loss from disposal of discontinued businesses, net of tax	—	(41)	(1)	(677)

NET INCOME (LOSS)	$903	$254	$1,136	$(207)

DILUTED EARNINGS (LOSS) PER SHARE
Income from continuing operations, net of tax	$1.31	$0.42	$1.65	$0.59
Discontinued operations, net of tax	—	(0.05)	—	(0.90)

DILUTED EARNINGS (LOSS) PER SHARE	$1.31	$0.37	$1.65	$(0.31)

Diluted weighted average shares outstanding (in millions)	694	692	694	678

THE AES CORPORATION

SEGMENT INFORMATION (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2008	2007 (Restated)	2008	2007 (Restated)

REVENUES
Latin America - Generation	$1,176	$818	$2,382	$1,556
Latin America - Utilities	1,563	1,306	3,026	2,477
North America - Generation	539	551	1,090	1,049
North America - Utilities	267	258	516	521
Europe & Africa - Generation	283	215	603	467
Europe & Africa - Utilities	195	157	398	323
Asia - Generation	321	251	656	451
Corp/Other & eliminations	(198)	(216)	(421)	(413)

Total revenue	$4,146	$3,340	$8,250	$6,431

GROSS MARGIN
Latin America - Generation	$319	$198	$718	$447
Latin America - Utilities	268	304	493	517
North America - Generation	242	187	402	328
North America - Utilities	60	78	112	159
Europe & Africa - Generation	69	43	191	132
Europe & Africa - Utilities	20	21	44	42
Asia - Generation	39	60	91	107
Corp/Other & eliminations	12	13	24	21

Total gross margin	$1,029	$904	$2,075	$1,753

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES, EQUITY IN EARNINGS OF AFFILIATES AND MINORITY INTEREST
Latin America - Generation	$212	$294	$557	$501
Latin America - Utilities	335	247	515	419
North America - Generation	187	272	277	346
North America - Utilities	15	52	36	102
Europe & Africa - Generation	997	31	1,089	96
Europe & Africa - Utilities	10	20	30	36
Asia - Generation	(25)	36	1	56
Corp/Other & eliminations	(274)	(165)	(420)	(360)

Total income from continuing operations before income taxes, equity in earnings of affiliates and minority interest	$1,457	$787	$2,085	$1,196

THE AES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	June 30,	December 31,
($ in millions, except shares and par value)	2008	2007

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,743	$2,058
Restricted cash	543	522
Short-term investments	1,551	1,306
Accounts receivable, net of reserves of $313 and $255, respectively	2,626	2,270
Inventory	600	480
Receivable from affiliates	23	56
Deferred income taxes - current	288	286
Prepaid expenses	210	137
Other current assets	1,320	1,076
Current assets of held for sale and discontinued businesses	—	145
Total current assets	8,904	8,336

NONCURRENT ASSETS
Property, Plant and Equipment:
Land	1,128	1,052
Electric generation and distribution assets and other	27,133	24,824
Accumulated depreciation	(8,347)	(7,591)
Construction in progress	3,186	1,774
Property, plant and equipment, net	23,100	20,059

Other assets:
Deferred financing costs, net of accumulated amortization of $255 and $227, respectively	372	352
Investment in and advances to affiliates	889	730
Debt service reserves and other deposits	692	568
Goodwill	1,481	1,416
Other intangible assets, net of accumulated amortization of $191 and $173, respectively	529	466
Deferred income taxes - noncurrent	656	647
Other assets	1,492	1,698
Noncurrent assets of held for sale and discontinued businesses	—	181
Total other assets	6,111	6,058

TOTAL ASSETS	$38,115	$34,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,135	$1,073
Accrued interest	273	255
Accrued and other liabilities	3,220	2,638
Non-recourse debt - current portion	1,043	1,142
Recourse debt - current portion	154	223
Current liabilities of held for sale and discontinued businesses	—	151
Total current liabilities	5,825	5,482

LONG-TERM LIABILITIES
Non-recourse debt	12,817	11,297
Recourse debt	5,088	5,332
Deferred income taxes - noncurrent	1,318	1,197
Pension liabilities and other post-retirement liabilities	962	921
Other long-term liabilities	4,007	3,754
Long-term liabilities of held for sale and discontinued businesses	—	65
Total long-term liabilities	24,192	22,566

MINORITY INTEREST	3,809	3,241

STOCKHOLDERS’ EQUITY
Common stock ($.01 par value, 1,200,000,000 shares authorized; 672,546,625 and 670,339,855 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively)	7	7
Additional paid-in capital	6,819	6,776
Accumulated deficit	(105)	(1,241)
Accumulated other comprehensive loss	(2,432)	(2,378)
Total stockholders’ equity	4,289	3,164

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$38,115	$34,453

THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

($ in millions)	2008	2007 (Restated)	2008	2007 (Restated)

OPERATING ACTIVITIES:
Net income (loss)	$903	$254	$1,136	$(207)
Adjustments to net income (loss):
Depreciation and amortization	256	227	500	457
(Gain) loss from sale of investments and impairment expense	(895)	(1)	(850)	40
Loss on disposal and impairment write-down - discontinued operations	—	41	—	677
Provision for deferred taxes	31	77	208	115
Minority interest expense	381	252	433	405
Other	(82)	(123)	(100)	(114)
Changes in operating assets and liabilities:
Increase in accounts receivable	(8)	(120)	(243)	(138)
Increase in inventory	(58)	(11)	(79)	(23)
Increase in prepaid expenses and other current assets	(127)	(153)	(194)	(69)
(Increase) decrease in other assets	(43)	74	(137)	149
(Decrease) increase in accounts payable and accrued liabilities	(29)	(53)	47	(193)
(Decrease) increase in income taxes and other income tax payables, net	(17)	52	89	28
Increase (decrease) in other liabilities	8	(2)	(19)	(13)
Net cash provided by operating activities	320	514	791	1,114

INVESTING ACTIVITIES
Capital expenditures	(752)	(640)	(1,385)	(1,116)
Acquisitions–net of cash acquired	(951)	(141)	(1,137)	(315)
Proceeds from the sale of businesses	1,093	781	1,093	781
Proceeds from the sale of assets	72	3	80	5
Proceeds from the sale of short-term investments	1,607	428	2,888	754
Purchase of short-term investments	(1,514)	(715)	(2,887)	(1,185)
(Increase) decrease in restricted cash	(52)	(165)	2	(179)
(Increase) decrease in debt service reserves and other assets	(47)	(12)	(60)	102
Equity investments and advances to affiliates	120	(1)	(148)	(1)
Loan advances	(173)	—	(173)	—
Repayment of affiliate loan	40	—	40	—
Other investing	32	(13)	52	(1)
Net cash used in investing activities	(525)	(475)	(1,635)	(1,155)

FINANCING ACTIVITIES
Borrowings (repayments) under the revolving credit facilities, net	21	(357)	199	(161)
Issuance of recourse debt	625	—	625	—
Repayments of recourse debt	(1,037)	—	(1,037)	—
Issuance of non-recourse debt	1,307	428	1,566	798
Repayments of non-recourse debt	(576)	(238)	(674)	(618)
Payments for deferred financing costs	(31)	(17)	(36)	(21)
Distributions to minority interests	(240)	(212)	(244)	(266)
Contributions from minority interests	157	325	161	334
Financed capital expenditures	(42)	(4)	(51)	(8)
Other financing	13	15	17	30
Net cash provided by (used in) financing activities	197	(60)	526	88
Effect of exchange rate changes on cash	(15)	33	3	50
Total (decrease) increase in cash and cash equivalents	(23)	12	(315)	97
Cash and cash equivalents, beginning	1,766	1,443	2,058	1,358
Cash and cash equivalents, ending	$1,743	$1,455	$1,743	$1,455

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,

($ in millions, except per share amounts)	2008		2007 (Restated)	2008		2007 (Restated)

Diluted EPS From Continuing Operations	$1.31		$0.42	$1.65		$0.59

FAS 133 Mark-to-Market (Gains)/Losses	(0.08)		(0.01)	(0.08)		0.01
Currency Transaction (Gains)/Losses	(0.01)		(0.01)	—		—
Net Asset (Gains)/Losses and Impairments	(1.30	)(1)	0.01 (2)	(1.26	)(3)	0.06	(4)
Debt Retirement (Gains)/Losses	0.25	(5)	—	0.25	(5)	—

Adjusted Earnings Per Share (6),(7)	$0.17		$0.41	$0.56		$0.66

Capital Expenditures

Maintenance Capital Expenditures	$185		$307	$364		$511
Growth Capital Expenditures	609		337	1,072		613

Total Capital Expenditures	$794		$644	$1,436		$1,124

Reconciliation of Free Cash Flow

Net Cash from Operating Activities	$320		$514	$791		$1,114
Less: Maintenance Capital Expenditures	185		307	364		511

Free Cash Flow (8)	$135		$207	$427		$603

(1)

Amount includes: Uruguaiana impairment of $20 million ($9 million net of minority interest or $0.01) and nontaxable net gain on Kazakhstan sale of $908 million or $1.31. There is no tax benefit associated with the Uruguaiana impairment.

(2)	Amount includes: AgCert investment impairment of $6 million or $0.01 in Q2 2007. There is no tax benefit associated with this impairment.

(3)

Amount includes: South Africa peaker development cost write-off of $20 million ($17 million net of taxes or $0.03), Uruguaiana impairment of $34 million ($16 million net of minority interest or $0.02), and nontaxable net gain on Kazakhstan sale of $908 million or $1.31. There is no tax benefit associated with the Uruguaiana impairment.

(4)	Amount includes: AgCert investment impairment of $34 million or $0.05 in Q1 2007 and $6 million or $0.01 in Q2 2007. There is no tax benefit associated with these impairments.

(5)

Amount includes: $55 million ($34 million net of tax or $0.05) loss on the retirement of Corporate debt, $131 million or $0.19 tax impact on repatriation of a portion of the Kazakhstan sale proceeds that were used to fund the early retirement of corporate debt, and $14 million ($9 million net of taxes or $0.01) of debt refinancing at IPALCO in Q2 2008.

(6)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses associated with (a) mark-to-market amounts related to FAS 133 derivative transactions, (b) foreign currency transaction impacts on the net monetary position related to Brazil and Argentina, (c) significant asset gains or losses due to disposition transactions and impairments, and (d) costs related to the early retirement of debt. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability associated with mark-to-market gains or losses related to certain derivative transactions, currency gains or losses, periodic strategic decisions to dispose of certain assets which may influence results in a given period, and the early retirement of debt.

(7)

Effective January 1, 2008, the Company now includes in its definition of adjusted earnings per share, costs associated with early retirement of non-recourse debt, in addition to recourse debt. There would be no impact to 2007 reported adjusted EPS as a result of this change.

(8)

Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures). AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

The AES Corporation

Parent Financial Information (unaudited)

Parent only data: last four quarters

($ in millions)

		4 Quarters Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2008	2008	2007	2007
Total subsidiary distributions & returns of capital to Parent	Actual	Actual	Actual	Actual
Subsidiary distributions(1) to Parent & QHCs	$1,194	$1,183	$1,099	$1,067
Returns of capital distributions to Parent & QHCs	140	91	106	94
Total subsidiary distributions & returns of capital to Parent	$1,334	$1,274	$1,205	$1,161

Parent only data: quarterly

($ in millions)

		Quarter Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2008	2008	2007	2007
Total subsidiary distributions & returns of capital to Parent	Actual	Actual	Actual	Actual
Subsidiary distributions(1) to Parent & QHCs	$269	$221	$343	$361
Returns of capital distributions to Parent & QHCs	81	1	21	35
Total subsidiary distributions & returns of capital to Parent	$350	$222	$364	$396

Parent Company Liquidity(2)

($ in millions)

		Balance at
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2008	2008	2007	2007
	Actual	Actual	Actual	Actual
Cash at Parent & Cash at QHCs(3)	$695	$737	$1,315	$619
Availability under revolver	815	786	838	896
Ending liquidity	$1,510	$1,523	$2,153	$1,515

(1) Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP.  Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company.  The reconciliation of difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature.  These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2) Liquidity is defined as cash at the Parent Company plus availability under corporate revolver plus cash at qualifying holding companies (QHCs).  AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES’s indebtedness.

(3) The cash held at qualifying holding companies (QHCs) represents cash sent to subsidiaries of the company domiciled outside of the US.  Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company (Parent).  Cash at those subsidiaries was used for investment and related activities outside of the US.  These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US.  Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

AES CORPORATION

2008 FINANCIAL GUIDANCE ELEMENTS

	Revised	Previous
	2008 Guidance	2008 Guidance

Income Statement Elements
Gross Margin	$3.7 to 3.8 billion	$3.6 to 3.7 billion
Income Before Tax and Minority Interest (1)	$3.1 to 3.2 billion	$3.0 to 3.1 billion

Diluted Earnings Per Share From Continuing Operations (1)	$2.22	$2.43
Adjusted Earnings Per Share Factors (2)	($1.06)	($1.29)
Adjusted Earnings Per Share (2)	$1.16	$1.14

Cash Flow Elements
Net Cash From Operating Activities	$2.2 billion	$2.3 to 2.4 billion
Maintenance Capital Expenditures	$0.8 billion	$0.8 to 0.9 billion
Free Cash Flow (3)	$1.4 billion	$1.4 to 1.6 billion
Growth Capital Expenditures	$2.4 to 2.5 billion	$2.3 to 2.4 billion
Subsidiary Distributions (4)	$1.0 to 1.1 billion	$1.0 to 1.1 billion

Notes:

(1)	Includes net gain of approximately $908 million or $1.31 per share primarily from sale of two indirectly owned subsidiaries in Kazakhstan.

(2)

Non-GAAP financial measure as reconciled in the table. Adjustment factors include: net gain of approximately $908 million or $1.31 per share from sale of two indirectly owned subsidiaries in Kazakhstan; tax expense of approximately $131 million or $0.19 per share related to the repatriation of a portion of the Kazakhstan sale proceeds; and approximately $69 million or $0.06 in losses on the retirement of debt at the Parent in connection with a refinancing in May 2008 and at one of our North American subsidiaries associated with a $375 million refinancing in April 2008.

(3)

Non-GAAP financial measure as reconciled in the table. Maintenance capital expenditures reflect total capital expenditures of $3.2 to $3.3 billion less growth capital expenditures of $2.4 to $2.5 billion including certain growth projects not yet awarded.

(4)	See definitions.